Exhibit 10.49

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made effective as of January 1, 2026, by and between Oramed Pharmaceuticals Inc., a company incorporated under the laws of the State of Delaware, with an address at 20 Mamilla Ave., Jerusalem, Israel 9414904 (the “Company”) and Avi Gabay, an individual, (I.D. no. 066534629) with an address at 4 Shalom Shemen, Petach Tikva (the “Consultant”).

WHEREAS	the Company wishes to obtain consulting services from the Consultant and the Consultant wishes to provide the Company with consulting services as an external consultant to the and pursuant to the terms and conditions of this Agreement; and

WHEREAS	the parties wish to regulate their legal relations as set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Appointment. The Company hereby appoints the Consultant, and the Consultant hereby agrees to serve the Company, in the capacity of a consultant to the Company.

2.	The Consulting Services. Until the termination of this Agreement, the Consultant shall, as and when requested by the Company, act as a consultant and render his assistance and participation as the Chief Financial Officer of the Company, giving the full benefit of his knowledge, expertise, technical skill and ingenuity, in all matters involved in or relating to the business thereof (the “Consulting Services”).

3.	Supervision. While acting as a consultant for the Company, the Consultant shall be under the supervision of the Chief Executive Officer (the “Manager”) and shall report to and receive instructions from the Manager.

4.	Commencement of the Agreement. The contractual relationship pursuant to this Agreement commenced on January 1, 2026 (the “Commencement Date”).

5.	Term. Either party may terminate this Agreement, for any reason whatsoever, upon the provision of a 60 day prior written notice (the “Prior Written Notice”).

Notwithstanding the foregoing, the Company may, at any time following the Commencement Date, terminate this Agreement immediately by provision of a written notice (and without any further notice, including the Prior Written Notice referred to above), in which case the termination date of this Agreement shall be the effective date of such notice of immediate termination, in any of the following circumstances:

5.1	Commission of a criminal offence, breach of trust or action adverse to the Company, its monies, property, assets or employees by the Consultant.

5.2	Breach of any of the Consultant’s undertakings as set forth in this Agreement.

5.3	The Consultant is for any reason unable to provide the Consulting Services at a reasonable time as required by the Company pursuant to this Agreement.

6.	Compensation. Effective January 1, 2026 (inclusive), the Company shall pay to the Consultant in consideration for the performance of the Consulting Services, a gross monthly amount of NIS 40,392 + VAT if applicable (the “Consideration”), subject to the receipt by the Company of an invoice from the Consultant.

7.	Reimbursement of Expenses – The Consultant will be reimbursed for any reasonable expenses incurred in connection with the performance of the Consulting Services under this Agreement subject to the Company’s prior written authorization, and provided, that, the Consultant submits such verification of the expenses as the Company may require. The Company will reimburse the Consultant for previously approved expenses in accordance with the Company’s then applicable expense reimbursement policy.

Additionally, the Company shall reimburse the Consultant for pre-approved travel expenses incurred in connection with the performance of the Consulting Services under this Agreement.

8.	Directors’ and Officers’ Liability Coverage. The Company shall provide the Consultant, (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense.

9.	Tax Withholding. Notwithstanding the above, the Company has the right to withhold any amounts from payments made to the Consultant under this Agreement, including, inter alia, the Consideration, to the extent necessary to comply with any applicable tax laws.

10.	Confidentiality, Non-Competition and Intellectual Property. The Consultant agrees during the term of this Agreement and thereafter to be bound by, and shall have executed and delivered to the Company, the Proprietary Information, Non-Compete and Protection of Intellectual Property Undertaking, substantially in the form of Exhibit A hereto.

11.	No Conflict of Interest. The Consultant agrees during the term of the Agreement not to accept any work or enter into any contract or understanding or accept an obligation, inconsistent or incompatible with the Consultant’s obligations under this Agreement or the scope of the Consulting Services. The Consultant warrants that there is no other existing contract or duty on the Consultant’s part inconsistent with this Agreement. The Consultant further agrees not to disclose to the Company, or induce the Company to use any confidential information that belongs to anyone other than the Company or the Consultant.

12.	Independent Consultant Relationship. The Consultant hereby declares and undertakes, that its relationship with the Company will be that of an independent consultant and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship between the Company and the Consultant. The Consultant agrees, that he will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, profit sharing or retirement benefits, unless otherwise mentioned herein. Furthermore, The Consultant agrees that no title that the Consultant shall carry while acting in the capacity of a consultant of the Company, nor any conduct by the Company or the Consultant, shall derogate from this Section 12.

The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to the Consultant’s performance of the Consulting Services and receipt of fees under this Agreement. Because the Consultant is an independent contractor, the Company will not withhold or make payments for National Insurance Institute; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on the Consultant’s behalf.

13.	Without derogating from any of the above, should it be held by any competent judicial authority or any governmental authority, that the relationship between each of Consultant and the Company is one of employer and employee; and/or in the event that the Company shall be demanded and/or obligated, to pay any of the Consultant any amount, or give them any right, deriving from the existence of an employer-employee relationship between the Consultant and the Company or usually paid to employees; all of the following provisions shall apply:

13.1	Retroactively, from the first date of Consultant’s engagement with the Company (the “Effective Date”) and in lieu of any remuneration paid to Consultant (including bonuses, benefits and expenses), Consultant will be deemed to have been entitled only to a gross monthly salary (including for all over-time hours, if relevant) in an amount equal to 150% of the gross monthly salary of the Company’s highest paid executive officer. Consultant will immediately return to the Company any amount paid to it beyond the above gross salary. Any entitlements as an employee (if at all) for Consultant, will be calculated on the base of the above salary;

13.2	The Company shall be entitled to set off from the amounts due to Consultant in accordance with any source, the amounts which the Consultant will be liable to refund to the Company pursuant to Section 13.1 or in accordance with any other source; and

13.3	Consultant shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economic value of such right and legal expenses.

14.	Should it be held by the tax authorities, including the Israeli National Insurance Institute, that the Company is required or obligated to pay any amount or bear any cost deriving from the existence of an employer-employee relationship between the Consultant and the Company or usually paid to employees; all of the following provisions shall apply:

14.1	The Company shall be entitled to set off from the amounts due to Consultant in accordance with any source, the amounts which the Consultant will be liable to refund to the Company pursuant to Section 13.1 or in accordance with any other source; and

14.2	Consultant shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economic value of such right and legal expenses.

15.	Consultant Representation and Warranties. The Consultant hereby represents and warrants that the Consultant has full right and power to enter into and perform this Agreement without the consent of any third party.

16.	Return of Company Property. Upon termination of this Agreement or earlier as requested by the Company, the Consultant will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, electronic devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information or Proprietary Information of the Company.

Data and software stored on magnetic and other media that cannot be returned shall be destroyed by the Consultant together with all copies thereof.

17.	General Provisions.

17.1	Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

17.2	Governing Law. This Agreement shall be governed by and constructed in accordance with the laws of the State of Israel. The parties hereby expressly consent to the exclusive jurisdiction of the court located in Tel-Aviv, Israel, and all disputes or claims arising out of or related to this Agreement shall be exclusively resolved by the courts located in Tel-Aviv, Israel.

17.3	No Assignment. This Agreement may not be assigned by the Consultant without the Company’s prior and written consent, and any such attempted assignment shall be void and of no effect.

17.4	Waiver. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right.

17.5	Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior agreements and/or discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

17.6	Notices. All communications under this Agreement shall be in writing and shall be delivered by email, hand or mailed by registered or certified mail, postage prepaid:

(i)	If to the Consultant, at 4 Shalom Shemen, Petach Tikva, or at such other address or email address as the Consultant may have furnished the Company in writing; and

(ii)	If to the Company, at 20 Mamilla Ave., Jerusalem, Israel 9414904, marked for the attention of the Chief Financial Officer, or at such other address or email address as it may have furnished the Consultant in writing.

Any notice so addressed shall be deemed to be given: if delivered by hand or by email, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

17.7	Survival. Sections 10 (including Exhibit A), 12, 13, 14, 16 and 17 shall survive termination of this Agreement.

17.8	Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

ORAMED PHARMACEUTICALS INC.		Consultant.

By:		By:
Name:	Nadav Kidron	Name:	Avi Gabay
Title:	Chief Executive Officer	Title:	Chief Financial Officer

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